EXHIBIT 10.23

                                LETTER AGREEMENT

     This Agreement is by and between POW! Entertainment LLC and Peak Entertainment Holdings, Inc. and will confirm an understanding regarding the development and exploitation of the property "Tattoo - the Marked Man".

     It is the intent of the parties to develop a new character (Stan Lee's Tattoo - the Marked Man, or other title to be agreed by both parties, such title to include Stan Lee's accreditation) ancillary characters associated therewith and the environs in order to create a new franchise.

     The responsibilities of the parties shall be as follows:

     In return for worldwide distribution and merchandising rights in perpetuity Peak has agreed to fund the project development in the amount of $250,000.00 ($125,000 to be paid by February 20, 2004 and $125000 by March 20, 2004.

     POW! shall, through the auspices of Stan Lee,

     (a) from the original character (created and owned by W & P Shorrocks and licensed to Peak Entertainment) develop the character, look and storyline, doing a treatment and generalized storyboard of characters by March 10, 2004, and, within 45 days after submission of said treatment,

     (b) retain a writer or writers mutually agreeable to collaborate on the project;

     (c)  hire illustrators as necessary to more fully storyboard the project;

     (d)  create an extended treatment;

     (e)  create a screenplay coordinating a first and second draft and polish;

     (f) attach one or more of the following: producer, co-producer, director, and actor using the Stan Lee brand recognition;

     (g) engage William Morris as agent on the project in order to seek financing and/or licensing of theatrical release preferably with a studio.

     The parties shall be joint venturers in the newly developed "Tattoo - the Marked Man, the feature film", referred to in this Agreement and, after deduction of expenses (including the return of $250,000.00 to Peak), shall be 50/50 pari passu with respect to all profits received by Peak Entertainment from the franchise including, without limitation, from live action movies and/or television and all ancillary rights relating to the said movies and/or TV, including the merchandising. The sole exception to the foregoing shall be the usual fees charged by POW! as executive producers in the theatrical and television releases.

     All rights to the original version of "Tattoo - the Marked Man" and any other future versions of "Tattoo - the Marked Man" created by W & P Shorrocks are retained by W & P Shorrocks and licensed to Peak Entertainment and do not fall under the terms of this Agreement.

     It is understood that as is customary a more extensive agreement between the parties, shall be entered into delineating in further detail the rights and obligations of the parties. Until such time this Letter Agreement shall control.

POW! Entertainment LLC                   Peak Entertainment Holdings, Inc.



By: /s/                                  By: /s/
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